Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Fund Service Providers”, “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Miscellaneous Information – Independent Registered Public Accounting Firm” in the Statement of Additional Information, and to the incorporation by reference of our report dated October 25, 2013 on the August 31, 2013 financial statements of Guggenheim China All-Cap ETF, Guggenheim China Technology ETF, Guggenheim S&P Global Water Index ETF, and Guggenheim Solar ETF in Post-Effective Amendment No. 153 to the Registration Statement (Form N-1A No. 333-135105) and related Prospectus and Statement of Additional Information of Claymore Exchange-Traded Fund Trust 2.

        /s/ Ernst & Young LLP

Chicago, Illinois
December 19, 2013